Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Genius Group Limited on Form F-1 of our report dated May 13, 2022 with respect to our audits of the consolidated financial statements of Genius Group Limited as of December 31, 2021 and 2020 and for the each of the two years in the period ended December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Marcum LLP
Melville, NY
September 9, 2022